                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
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
                                                             Three Months                Nine Months
                                                          Ended September 30,        Ended September 30,
                                                       --------------------------  ------------------------
                                                               1997         1996          1997         1996
                                                       (unaudited)    (unaudited)  (unaudited)   (unaudited)
                                                       ------------   ----------   -----------   -----------
Net income for computing net income per share            $  923,259   $  602,351    $2,354,459   $1,187,592

Accrued dividends on preferred stock                              -            -             -       82,346
                                                         ----------   ----------    ----------   ----------
Net income for computing net income per share            $  923,259   $  602,351    $2,354,459   $1,269,938
                                                         ==========   ==========    ==========   ==========
Weighted average common shares outstanding,
 assuming conversion of all preferred stock               5,408,833    5,282,517     5,383,265    4,848,039

Shares of common stock assumed to be issued upon
 exercise of common stock options and warrants to
 purchase common stock using treasury stock method:
 - Primary                                                  425,167      424,483       396,735      510,961
 - Fully diluted                                            447,167      424,483       451,735      510,961
                                                         ----------   ----------    ----------   ----------
Weighted average number of common and common
 equivalent shares outstanding during the period:
 - Primary                                                5,834,000    5,707,000     5,780,000    5,359,000
 - Fully diluted                                          5,856,000    5,707,000     5,835,000    5,359,000

Net income per share
 - Primary                                               $     0.16   $     0.11    $     0.41   $     0.24
                                                         ==========   ==========    ==========   ==========
 - Fully diluted                                         $     0.16   $     0.11    $     0.40   $     0.24
                                                         ==========   ==========    ==========   ==========
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